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                                                                      Exhibit 11

                                 FMC CORPORATION

Statement: Computation of Diluted Earnings Per Share (Unaudited) (In thousands, except net income (loss) and per share data)

                                                            Three Months Ended              Six Months Ended
                                                                 June 30,                       June 30,
                                                                 --------                       --------
                                                           2002            2001           2002            2001
                                                           ----            ----           ----            ----
Earnings:

Net income (loss)                                       $  19,275       $(299,773)     $  28,227       $(326,313)

Shares:
   Weighted average number of
   shares of common stock outstanding                      32,593          31,150         32,084          30,968
   Weighted average additional shares
   assuming conversion of stock options(1)                    965              --            954              --
                                                        ---------       ---------      ---------       ---------

Shares - diluted basis                                     33,558          31,150         33,038          30,968

Diluted earnings (loss) per share                       $    0.57       $   (9.62)     $    0.85       $  (10.54)

(1) The weighted average additional shares of 1,166 and 1,261 for the three and six months ended June 30, 2001, respectively, assuming conversion of stock options, were not included in the computation of diluted earnings per share because to do so would have had an antidilutive effect on the computation.